                                                                    Exhibit 2.4





                                   SUBSIDIARY



                            ASSET PURCHASE AGREEMENT



                                    BETWEEN



          WORD COMMUNICATIONS LTD., A BRITISH COLUMBIA COMPANY



                                      AND



         WORD ENTERTAINMENT (CANADA), INC., A YUKON CORPORATION





                         DATED AS OF NOVEMBER 21, 1996

                               TABLE OF CONTENTS

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                               ARTICLE 1
                          CERTAIN DEFINITIONS

     1.1  Defined Terms . . . . . . . . . . . . . . . . . . . . . .   4
     1.2  Definitions . . . . . . . . . . . . . . . . . . . . . . .   4


                               ARTICLE 2
                      PURCHASE AND SALE OF ASSETS

     2.1  Purchase and Sale of Assets . . . . . . . . . . . . . . .   6
     2.2  Assumption of Liabilities . . . . . . . . . . . . . . . .   6


                               ARTICLE 3
                             CONSIDERATION

     3.1  Word Canada Purchase Price  . . . . . . . . . . . . . . .   7

                               ARTICLE 4
            WORD CANADA CLOSING; OBLIGATIONS OF THE PARTIES

     4.1  Closing Date  . . . . . . . . . . . . . . . . . . . . . .   7
     4.2  Obligations of the Parties at the Word Canada Closing . .   7


                               ARTICLE 5
             REPRESENTATIONS AND WARRANTIES BY WORD CANADA

     5.1  Confirmation of Representations and Warranties Pursuant
          to the Comprehensive Agreement  . . . . . . . . . . . . .   9
     5.2  Authorization . . . . . . . . . . . . . . . . . . . . . .  10
     5.3  Organization, Good Standing and Qualification . . . . . .  10
     5.4  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . .  10
     5.5  Records and Books of Account  . . . . . . . . . . . . . .  10
     5.6  Contracts and Commitments . . . . . . . . . . . . . . . .  10
     5.7  Fixed Assets: Leased Premises . . . . . . . . . . . . . .  11
     5.8  Employees . . . . . . . . . . . . . . . . . . . . . . . .  11

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                                     -ii-

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     5.9  Employment Agreements . . . . . . . . . . . . . . . . . .  11
     5.10 Labour Matters and Employment Standards . . . . . . . . .  12
     5.11 Employee Benefit and Pension Plans  . . . . . . . . . . .  12
     5.12 Government Assistance . . . . . . . . . . . . . . . . . .  13
     5.13 Vendor's Residency  . . . . . . . . . . . . . . . . . . .  14
     5.14 No Omissions  . . . . . . . . . . . . . . . . . . . . . .  14
     5.15 Word Canada's Representations and Warranties  . . . . . .  14


                               ARTICLE 6
            REPRESENTATIONS AND WARRANTIES BY ENTERTAINMENT

     6.1  Confirmation of Representations and Warranties Pursuant
          to the Comprehensive Agreement  . . . . . . . . . . . . .  14
     6.2  Authorization . . . . . . . . . . . . . . . . . . . . . .  15
     6.3  Organization and Good Standing  . . . . . . . . . . . . .  15
     6.4  No Violation  . . . . . . . . . . . . . . . . . . . . . .  15
     6.5  Sufficient Funds  . . . . . . . . . . . . . . . . . . . .  15
     6.6  Certain Proceedings . . . . . . . . . . . . . . . . . . .  15


                               ARTICLE 7
                COVENANTS AND AGREEMENTS OF WORD CANADA

     7.1  Confirmation of Covenants and Agreements Pursuant to the
          Comprehensive Agreement . . . . . . . . . . . . . . . . .  16
     7.2  Modification  . . . . . . . . . . . . . . . . . . . . . .  16
     7.3  Supplemental Disclosure . . . . . . . . . . . . . . . . .  16


                               ARTICLE 8
               COVENANTS AND AGREEMENTS OF ENTERTAINMENT

     8.1  Confirmation of Covenants and Agreements Pursuant to the
          Comprehensive Agreement . . . . . . . . . . . . . . . . .  17
     8.2  Consents and Approvals  . . . . . . . . . . . . . . . . .  17
     8.3  Employee Matters  . . . . . . . . . . . . . . . . . . . .  17
     8.4  Agreements Regarding Pension Plan . . . . . . . . . . . .  17

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                               ARTICLE 9
               CONDITIONS TO ENTERTAINMENT'S OBLIGATIONS

     9.1  Representations and Warranties  . . . . . . . . . . . . .  18
     9.2  Performance by Word Canada  . . . . . . . . . . . . . . .  18
     9.3  Certificates of Word Canada . . . . . . . . . . . . . . .  18
     9.4  Opinion of Counsel for Word Canada  . . . . . . . . . . .  18
     9.5  Distribution Agreement  . . . . . . . . . . . . . . . . .  18
     9.6  Litigation  . . . . . . . . . . . . . . . . . . . . . . .  19
     9.7  Comprehensive Agreement Closing . . . . . . . . . . . . .  19


                               ARTICLE 10
                CONDITIONS TO WORD CANADA'S OBLIGATIONS

     10.1 Representations and Warranties  . . . . . . . . . . . . .  19
     10.2 Performance by Entertainment  . . . . . . . . . . . . . .  19
     10.3 Certificates of Entertainment . . . . . . . . . . . . . .  19
     10.4 Opinion of Counsel for Entertainment  . . . . . . . . . .  19
     10.5 Litigation  . . . . . . . . . . . . . . . . . . . . . . .  19
     10.6 Comprehensive Agreement Closing . . . . . . . . . . . . .  20


                               ARTICLE 11
                            INDEMNIFICATION

     11.1 Indemnification . . . . . . . . . . . . . . . . . . . . .  20


                               ARTICLE 12
                        TERMINATION OF AGREEMENT

     12.1 Termination Events  . . . . . . . . . . . . . . . . . . .  20
     12.2 Effect of Termination . . . . . . . . . . . . . . . . . .  21

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                               ARTICLE 13
            COLLECTION OF RECEIVABLES AND INVENTORY RETURNS

     13.1  Collection of Word Canada Receivables . . . . . . . . . .  21
     13.2  Inventory Returns . . . . . . . . . . . . . . . . . . . .  22

                               ARTICLE 14
                             MISCELLANEOUS

     14.1  Survival of Representations . . . . . . . . . . . . . 22
     14.2  Expenses  . . . . . . . . . . . . . . . . . . . . . . 22
     14.3  Assignability: Parties in Interest  . . . . . . . . . 22
     14.4  Allocation of Word Canada Purchase Price  . . . . . . 23
     14.5  Payment of Taxes  . . . . . . . . . . . . . . . . . . 23
     14.6  Goods and Services Tax Exemption  . . . . . . . . . . 23
     14.7  Entire Agreement: Amendments  . . . . . . . . . . . . 24
     14.8  Headings  . . . . . . . . . . . . . . . . . . . . . . 24
     14.9  Severability  . . . . . . . . . . . . . . . . . . . . 24
     14.10 Notices  . . . . . . . . . . . . . . . . . . . . . .  24
     14.11 Governing Law  . . . . . . . . . . . . . . . . . . .  26
     14.12 Public Announcements . . . . . . . . . . . . . . . .  26
     14.13 No Third Party Beneficiaries . . . . . . . . . . . .  27
     14.14 Interpretive Provisions  . . . . . . . . . . . . . .  27
     14.15 Counterparts . . . . . . . . . . . . . . . . . . . .  27
     14.16 Best Efforts to Resolve Discrepancies  . . . . . . .  27
     14.17 Reference Date . . . . . . . . . . . . . . . . . . .  27




Schedule A - Word Canada Leased Real Estate
Schedule B - Contracts
Schedule C - Assets
Schedule D - Employees
Schedule E - Employment Agreements
Schedule F - Employee Benefit and Pension Plans
Schedule G - Government Assistance
Schedule H - Allocation of Word Canada Purchase Price

                                   SUBSIDIARY

                            ASSET PURCHASE AGREEMENT



         This ASSET SUBSIDIARY PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of the 21st day of November, 1996 between WORD COMMUNICATIONS LTD., a British Columbia company ("WORD CANADA") and WORD ENTERTAINMENT (CANADA), INC., a Yukon corporation ("ENTERTAINMENT").


                                    RECITALS

         WHEREAS, certain of the assets of Thomas Nelson, Inc., a Tennessee corporation ("NELSON"), Word, Incorporated, a Delaware corporation ("WORD") and Word Direct Partners, L.P., a Texas limited partnership ("WORD DIRECT"), wholly owned direct and indirect subsidiaries of Nelson, and substantially all of the assets of the music business of Word Canada and certain of the assets of Nelson Word, Ltd., a United Kingdom corporation ("WORD U.K."), wholly owned subsidiaries of Word, together comprise the music division of Nelson;

         WHEREAS, Nelson, Word and Word Direct (the "SELLERS") desire to sell to Gaylord Entertainment Company ("GAYLORD") at the Closing (as hereinafter defined) and Gaylord desires to purchase from Sellers substantially all of the assets and to assume certain of the liabilities associated with the Word Canada Music Business (as hereinafter defined), and for that purpose have entered into an asset purchase agreement dated as of the 21st day of November, 1996 which was amended on January 6, 1997 (as amended, the "COMPREHENSIVE AGREEMENT"); and

         WHEREAS, Word Canada and Entertainment have entered into this Agreement pursuant to Section 7.5(b) of the Comprehensive Agreement.

         NOW, THEREFORE, IN CONSIDERATION of the premises and of the mutual representations, warranties and covenants which are made and to be performed by the respective parties, it is agreed as follows:


                                   ARTICLE 1
                              CERTAIN DEFINITIONS

1.1      DEFINED TERMS.  In this Agreement:





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                                     - 2 -



         (a) Unless otherwise defined herein or unless there is something in the subject matter or context inconsistent therewith, the terms defined in the Comprehensive Agreement shall have the same meanings in this Agreement.

         (b) Unless otherwise indicated, all dollar amounts referred to in this Agreement are in lawful money of the United States of America.

1.2 DEFINITIONS. For purposes of this Agreement, certain defined terms shall have the respective meanings set forth below:

         (a) "CANADIAN GAAP" means the accounting principles so described and promulgated by the Canadian Institute of Chartered Accountants which are applicable as at the date on which any calculation made hereunder is to be effective or as at the date of any financial statements referred to herein, as the case may be.

         (b) "DISTRIBUTION AGREEMENT" means the agreement to be made by and between Nelson, Word and Entertainment relating to the distribution by Entertainment of books and print publications.

         (c)     "ITA" means the Income Tax Act (Canada), as amended.

         (d) "NELSON NOTE" means the promissory note of Nelson as maker payable on the Word Canada Closing Date to the order of Word Canada in an amount equal to US$10 plus the amount by which the Word Canada Assumed Liabilities exceed the Word Canada Assets as determined for purposes of the Estimated Closing Statement.

         (e) "WORD CANADA ASSETS" means the Nelson Note and all Assets, other than the Word Canada Excluded Assets, owned in whole or in part by Word Canada on the date hereof, or at Closing, as the case may be, or in which Word Canada has any interest on the date hereof, or at Closing, as the case may be, and directly related to the Word Canada Music Business. To the extent that any assets, property, rights or business of Word Canada are intended to be transferred to Entertainment pursuant to the general language of this Agreement but do not appear on the applicable Schedules or Exhibits to this Agreement, the general language shall govern and such assets, property, rights and business shall nonetheless be deemed transferred to Entertainment. Any reference to specifically defined property comprising Assets shall mean the interest of Word Canada in those Assets.

         (f) "WORD CANADA ASSUMED LIABILITIES" means those Assumed Liabilities of Word Canada which directly relate to the Word Canada Music Business.

         (g) "WORD CANADA EXCLUDED ASSETS" means those Excluded Assets relating to the Word Canada Music Business described in the Comprehensive Agreement and the Word Canada Receivables as herein defined.

         (h) "WORD CANADA LEASED REAL ESTATE" means the Leased Real Estate listed on Schedule A and all fixed assets, including fixtures, furniture, furnishings, office equipment and other tangible property attached or relating thereto.

         (i) "WORD CANADA MUSIC BUSINESS" means that part of the Music Business conducted by Word Canada.

         (j) "WORD CANADA RECEIVABLES" means all accounts and notes receivable, the right to receive royalties and other income payable to Word Canada as of the Closing Date and related reserves.


                                   ARTICLE 2
                          PURCHASE AND SALE OF ASSETS

2.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement and the Comprehensive Purchase Agreement, at the Word Canada Closing, Word Canada shall sell, transfer, convey, assign and deliver the Word Canada Assets to Entertainment and Entertainment shall purchase, acquire and accept the Word Canada Assets from Word Canada.

2.2 ASSUMPTION OF LIABILITIES. As additional consideration hereunder, from and after the Closing Date, Entertainment shall assume and discharge the Word Canada Assumed Liabilities. Except as provided in the preceding sentence, and notwithstanding anything else to the contrary contained herein, Entertainment is not assuming and shall not be liable for any Liabilities of Word Canada other than the Word Canada Assumed Liabilities, including, without limitation, any Liabilities (a) for indebtedness for borrowed money or overdrafts; (b) relating to or in any way arising out of the Word Canada Excluded Assets; (c) for fees and disbursements referred to in Section 14.2 hereof; (d) to any shareholder or Affiliate of Word Canada or to any current or former employee, officer or director of Word Canada, including, without limitation, any severance pay, post retirement medical benefits, pension plans or pension compensation or benefits whether by operation of Law or otherwise, other than with respect to employees of the Word Canada Music Business actually engaged by Entertainment after the Closing as expressly provided in Section 8.2, and only in respect of Liabilities to such employees arising after the Closing Date or accrued on the Closing Statement; (e) relating to the execution, delivery and consummation of this Agreement by the Word Canada and the transactions contemplated hereby, including, without limitation, any and all Taxes incurred as a result of the sale contemplated by this Agreement other than as set out in Sections 14.5 and 14.6; (f) for any Taxes accrued or incurred prior to the Closing Date or relating to any period (or portion of a period) prior thereto; (g) relating to or arising out of any environmental matter, including, without limitation, any violation of any Environmental Law or any other Law relating to health and safety of the public or the employees of Word Canada attributable to the period prior to the Word Canada Closing Date; (h) relating to vacations, sick days and similar benefits accrued prior to the Closing Date in respect of employees of the Word Canada Music Business who become employees of Entertainment after the Closing and not reflected on the Closing Statement; and (i) of Word Canada arising under or pursuant to this Agreement. Entertainment shall not assume or be bound by any Liabilities of Word Canada, except as expressly assumed by it pursuant to this Agreement.


                                   ARTICLE 3
                                 CONSIDERATION

3.1 WORD CANADA PURCHASE PRICE. The purchase price for the Word Canada Assets shall be US$10 plus the Word Canada Assumed Liabilities (such price, as adjusted pursuant to Article 3 of the Comprehensive Purchase Agreement being herein referred to as the "WORD CANADA PURCHASE PRICE"). Such Word Canada Purchase Price is to be paid and satisfied pursuant to the provisions of the Comprehensive Agreement.


                                   ARTICLE 4
                WORD CANADA CLOSING; OBLIGATIONS OF THE PARTIES

4.1 CLOSING DATE. The closing relating to the sale and transfer of Word Canada Assets (the "WORD CANADA CLOSING") shall occur simultaneously with the Closing (namely at 8:00 a.m., local time on January 6, 1997) at the offices of Farris, Vaughan, Wills & Murphy, Box 10026 Pacific Centre S, 700 W. Georgia Street, Vancouver, British Columbia, V7Y 1B3, or at such other time and place as the parties hereto mutually agree.

4.2      OBLIGATIONS OF THE PARTIES AT THE WORD CANADA CLOSING.

         (a) At the Word Canada Closing, Entertainment shall deliver to Word Canada:

                 (i) a Certificate of a duly authorized officer of Gaylord certifying that Sellers had made all deliveries and fulfilled all obligations at the Closing pursuant to
                          Section 4.2(b) of the Comprehensive Agreement or, to the extent that such deliveries were not made or obligations not fulfilled, that they had been waived by Gaylord;

                 (ii) a copy of resolutions of the Board of Directors of Entertainment, certified by Entertainment's Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Entertainment, and the consummation of the transactions contemplated hereby;

                 (iii) a certificate of a duly authorized officer of Entertainment certifying as to the accuracy in all material respects of Entertainment's representations and warranties at and as of the Word Canada Closing and that Entertainment has performed or complied in all material respects with all of the covenants, agreements, terms, provisions and conditions to be performed or complied with by Entertainment at or before the Word Canada Closing;

                 (iv) the Distribution Agreement, duly executed by Gaylord and Entertainment;

                 (v) the opinion of Stikeman, Elliott, British Columbia legal counsel for Entertainment, in accordance with
                          Section 10.4;

                 (vi) such instruments of assumption, in form and substance reasonably satisfactory to Word Canada, as shall be necessary for Entertainment to assume as of the Closing Date and agree to pay, perform and discharge the Word Canada Assumed Liabilities.

         (b)     At the Word Canada Closing, Word Canada will deliver to
                 Entertainment:

                 (i) a Certificate of a duly authorized officer of Sellers certifying that Gaylord made all deliveries and fulfilled all obligations at the Closing pursuant to
                          Section 4.2(a) of the Comprehensive Agreement or, to the extent that such deliveries were not made or obligations not fulfilled, that they had been waived by Sellers;

                 (ii) such bills of sale, endorsements, assignments, and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Entertainment, as shall be effective to vest in Entertainment all of Word Canada's title to and interest in the Word Canada Assets;

                 (iii) copy of resolutions of the Board of Directors and the shareholder of Word Canada, certified by Word Canada's Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Word Canada, and the consummation of the transactions contemplated hereby;


                 (iv) a certificate of the duly authorized officer of Word Canada certifying as to the accuracy in all material respects of Word Canada's representations and warranties at and as of the Word Canada Closing, and that it has performed or complied in all material respects with all of the covenants, agreements, terms, provisions and conditions to be performed or complied with by Word Canada at or before the Word Canada Closing;

                 (v) the opinion of Farris, Vaughan, Wills & Murphy, Box 10026 Pacific Centre S, 700 W. Georgia Street, Vancouver, British Columbia, V7Y 1B3, British Columbia legal counsel for Word Canada, in accordance with Section 9.4;

                 (vi) a duly executed change of name certificate for Word Canada in form suitable for filing in the Province of British Columbia, changing the name to a name not containing and not confusingly similar to the word "WORD";

                 (vii) all consents required in connection with the execution and delivery of this Agreement and the transactions contemplated hereby;

                 (viii)   the Distribution Agreement, duly executed by Nelson;
                          and

                 (ix) appropriate instruments authorizing Entertainment to endorse in the name of Word Canada on all checks, drafts, notes and other instruments for the payment of money and to receive for the account of Entertainment the Word Canada Receivables and all proceeds thereof to which Entertainment is entitled or is required to collect on behalf of Word Canada under this Agreement.

                                   ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES BY WORD CANADA

         Word Canada hereby represents and warrants as follows:

5.1 CONFIRMATION OF REPRESENTATIONS AND WARRANTIES PURSUANT TO THE COMPREHENSIVE AGREEMENT.

         (a) Insofar as the representations and warranties of the Sellers contained in Article 5 of the Comprehensive Agreement are applicable to Word Canada they are confirmed, represented and warranted by Word Canada as if herein set forth seriatim; and

         (b) The representations and warranties of Word Canada set out in Sections 5.2 to 5.15 inclusive of this Agreement are in addition to and not in substitution for those contained in
                 Article 5 of the Comprehensive Agreement.

5.2 AUTHORIZATION. Word Canada has full corporate power and authority to enter into this Agreement and perform its obligations hereunder and carry out the transactions contemplated hereby. The board of directors and shareholder of Word Canada have taken all action required by law, Word Canada's memorandum and articles and otherwise to authorize the execution and delivery by Word Canada of this Agreement and the consummation by Word Canada of the transactions contemplated hereby. Assuming the due execution and delivery by Entertainment, this Agreement constitutes the valid and binding agreement of Word Canada, enforceable against Word Canada in accordance with its terms.

5.3 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Word Canada is a company duly organized, validly existing and in good standing under the laws of the Province of British Columbia. Word Canada has full corporate power and authority to carry on its business as now conducted and, possesses all governmental and other permits, licenses and other authorizations to own, lease or operate the Word Canada Assets and to carry on the Word Canada Music Business as presently conducted.

5.4 SUBSIDIARIES. Word Canada has no subsidiaries within the meaning of that word under the Company Act (British Columbia).

5.5 RECORDS AND BOOKS OF ACCOUNT. Since the Balance Sheet Date, the records and books of account of Word Canada have been regularly kept and maintained in conformity with Canadian GAAP.

5.6 CONTRACTS AND COMMITMENTS. Schedule B sets forth a complete and accurate list of all material contracts to which Word Canada is a party relating to the Word Canada Music Business. Other than with respect to such matters which, alone or in the aggregate, would not have a material adverse effect, (i) each of such Contracts is a valid and subsisting contract of all the parties thereto in full force and effect without modification, (ii) Word Canada is not in default under any of such Contracts and has performed all obligations required to be performed by it thereunder, and (iii) all of such Contracts are legal, valid and binding obligations and are in full force and effect as of the date hereof and enforceable in accordance with their terms (except that such enforcement may be subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium (whether general or specific) or other laws now or hereafter in effect relating to creditor's rights generally and the remedy of specific enforcement and injunctive or other forms of equitable relief may be subject to equitable defense and to the discretion of the court before which any proceeding therefor may be brought). The Contracts listed in Schedule B include every contract, written or, other than in the ordinary course of business, oral, to which Word Canada is a party, that is directly related to the Word Canada Music Business. Word Canada has disclosed and delivered, prior to the date hereof, copies of all Contracts listed on Schedule B.

5.7      FIXED ASSETS: LEASED PREMISES.

         (a) Schedule C hereto sets forth a list and description as at October 31, 1996 of all equipment, machinery, motor vehicles, fixtures and other assets relating to the Word Canada Music Business owned or used by Word Canada, indicating the legal owner and location thereof.

         (b) Schedule A sets forth a list of each lease of premises used in relation to the Word Canada Music Business executed by or binding upon Word Canada as lessee, sublessee, tenant or assignee (the "WORD CANADA LEASED REAL ESTATE") setting forth in each case a brief description of the premises covered thereby, the rental payable thereunder and the term (including any extensions available) thereunder. Each such lease is in full force and effect without any default or breach thereof by Word Canada or any other party thereto. Except as set forth on Schedule A, no consent of any landlord or any other party is required under any such lease in order to assign each such lease to Entertainment and to keep such lease in full force and effect after the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. True and complete copies of all leases required to be listed on Schedule A, including all amendments, addenda, waivers and all other binding documents affecting the tenant's rights thereunder, have heretofore been delivered to Entertainment.

5.8 EMPLOYEES. Schedule D attached hereto sets forth the name, job title, duration of employment, vacation entitlement, employee benefit entitlement and rate of remuneration (including bonus and commission entitlement) of each employee of Word Canada to which Entertainment shall offer employment on Closing. Schedule D also sets forth the names of all employees of Word Canada who are now on disability, maternity or other authorized leave or who are receiving workers' compensation or short-terms or long-term disability benefits.

5.9 EMPLOYMENT AGREEMENTS. Except as listed in Schedule E, Word Canada is not a party to any written or oral employment, service or consulting agreement relating to any one or more persons working in the Word Canada Music Business, except for oral employment agreements which are of indefinite term and without any special arrangements or commitments with respect to the continuation of employment or payment of any particular amount upon termination of employment. There are no employees of the Word Canada Music Business who cannot be dismissed upon such period of notice as is required by law in respect of a contract of hire for an indefinite term. Complete and correct copies of all documentation relevant to those agreements listed in Schedule E are annexed hereto as Exhibits to Schedule E.

5.10     LABOUR MATTERS AND EMPLOYMENT STANDARDS.

         (a) Word Canada is not subject to any agreement with any labour union or employee association and has not made any commitment to or conducted negotiations with any labour union or employee association with respect to any future agreement and, to the best of the knowledge of Word Canada, there is no current attempt to organize, certify or establish any labour union or employee association, in relation to any of the employees of Word Canada.

         (b) There are no existing or, to the best of the knowledge of Word Canada, threatened, labour strikes or labour disputes, grievances, controversies or other labour troubles affecting the Word Canada Music Business.

         (c) Word Canada has complied with all applicable laws, rules, regulations and orders relating to employment in the Word Canada Music Business, including those relating to wages, hours, collective bargaining, occupational health and safety, workers' hazardous materials, employment standards, pay equity and workers' compensation. There are no outstanding charges or complaints against Word Canada relating to unfair labour practices or discrimination or under any legislation relating to employees. Word Canada has paid in full all amounts owing under the Workers' Compensation Act (British Columbia) and the workers' compensation claims experience of Word Canada would not permit a penalty reassessment under such legislation.

5.11     EMPLOYEE BENEFIT AND PENSION PLANS.

         (a) Except as listed in Schedule F attached hereto, Word Canada does not have, and is not subject to any present or future obligation or liability under, any pension plan, deferred compensation plan, retirement income plan, stock option or stock purchase plan, profit sharing plan, bonus plan or policy, employee group insurance plan, hospitalization plan, disability plan or other employee benefit plan, program, policy or practice, formal or informal, with respect to any of the employees of Word Canada, other than the Canada Pension Plan (Canada) and the Medical Services Plan (British Columbia) and other similar health plans established pursuant to statute. Schedule F also lists the general policies, procedures and work-related rules in effect with respect to employees of Word Canada, whether written or oral, including but not limited to policies regarding holidays, sick leave, vacation, disability and death benefits, termination and severance pay, automobile allowances and rights to company-provided automobiles and expense reimbursements. (The plans, programs, policies, practices and procedures listed in Schedule F are hereinafter collectively called the "BENEFIT PLANS"). Complete and correct copies of all documentation establishing or relating to the Benefit Plans listed in Schedule F or, where such Benefit Plans are oral commitments, written summaries of the terms thereof are annexed hereto as Exhibits to Schedule F.

         (b) The pension plans included in the Benefit Plans are registered under and are in compliance with all applicable federal and provincial legislation and all reports, returns and filings required to be made thereunder have been made. Such pension plans and all other Benefit Plans have been administered in accordance with their terms and the provisions of applicable law. Each pension plan has been funded in accordance with the requirements of such plans. There is no unfunded liability on either a going concern or termination basis under any such pension plan. Word Canada has not made or granted or committed to make or grant any benefit improvements to which members of the pension plans or other Benefit Plans are or may become entitled which are not disclosed in the Exhibits to Schedule F. No funds have been withdrawn by Word Canada from any such pension plan or other Benefit Plans.

         (c) There are no pending claims by any employee or by any other person with regard to any Benefit Plan (other than routine benefit claims) which may result in liability to the employer and, to the best of the knowledge of the Word Canada Music Business and the Shareholder, there is no basis for such a claim. There are no employees or former employees of the Word Canada Music Business who are receiving from Word Canada any pension or retirement payments or who are entitled to receive any such payments not covered by a pension plan to which Word Canada is a party.

5.12 GOVERNMENT ASSISTANCE. Schedule G attached hereto describes all agreements, loans, other funding arrangements and assistance programs (collectively called "GOVERNMENT ASSISTANCE PROGRAMS") (i) which are being provided to Word Canada from any federal, provincial, municipal or other government or governmental agency, board, commission or authority, domestic or foreign (collectively called "GOVERNMENT AGENCIES"), or (ii) under which Word Canada is obligated to any Government Agencies. Complete and correct copies of all documents relating to the Government Assistance Programs are annexed hereto as Exhibits to Schedule G. Word Canada has performed all of its obligations under the Government Agencies to seek payment or repayment of any amount or benefit provided under any of the Government Assistance Programs.


5.13 VENDOR'S RESIDENCY. Word Canada is not a non-resident of Canada within the meaning of the ITA.

5.14 NO OMISSIONS. Word Canada does not know of any facts or circumstances not disclosed to Entertainment which indicate that the Word Canada Assets or the operations or prospects of Word Canada relating to the Word Canada Music Business may be adversely affected or which otherwise should be disclosed to Entertainment in order to make any of the representations or warranties made herein on the part of the Word Canada not misleading. To the best knowledge of Word Canada, no representation or warranty by Word Canada contained in this Agreement, and no statement contained in any Schedule, Exhibit, or any certificate required to be furnished to Entertainment under this Agreement or the Comprehensive Agreement, contains any untrue statement of any material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

5.15 WORD CANADA'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of Word Canada contained in this Agreement and in the Comprehensive Agreement, or otherwise made in writing in connection with the transactions contemplated hereby, will be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.


                                   ARTICLE 6
                REPRESENTATIONS AND WARRANTIES BY ENTERTAINMENT

         Entertainment hereby represents and warrants to Word Canada as follows:


6.1 CONFIRMATION OF REPRESENTATIONS AND WARRANTIES PURSUANT TO THE COMPREHENSIVE AGREEMENT.

         (a) Insofar as the representations and warranties of the Buyer contained in Article 6 of the Comprehensive Agreement are applicable to Entertainment they are confirmed, represented and warranted by Entertainment as if herein set forth seriatim; and

         (b) The representations and warranties of Entertainment set out in Sections 6.2 to 6.6 inclusive of this Agreement are in addition to and not in substitution for those contained in Article 6 of the Comprehensive Agreement.

6.2 AUTHORIZATION. Entertainment has full corporate power and authority to enter into this Agreement and perform its obligations hereunder and carry out the transactions contemplated hereby. The Board of Directors of Entertainment has taken all action required by law, its memorandum and articles and otherwise to authorize the execution and delivery by Entertainment of this Agreement and the consummation by Entertainment of the transactions contemplated hereby. Assuming the due execution and delivery by Word Canada, this Agreement constitutes the valid and binding agreement of Entertainment, enforceable against Entertainment in accordance with its terms.

6.3 ORGANIZATION AND GOOD STANDING. Entertainment is a company duly organized, validly existing and in good standing under the laws of the Yukon Territory and is registered as an extra-provincial company in the Province of British Columbia and has full corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Entertainment is duly qualified to transact business as a foreign corporation and is in good standing in all jurisdictions where the failure to so qualify would have an adverse impact on Entertainment's operations in such jurisdiction.

6.4 NO VIOLATION. The execution and delivery of this Agreement by Entertainment does not, and the consummation of the transactions contemplated hereby will not, (a) violate, conflict with or require the consent thereunder of any provision of any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which Entertainment is a party or by which it is bound; (b) violate or conflict with any provision of Entertainment's memorandum or articles; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to Entertainment; or
(d) violate any other contractual or legal obligation or restriction to which Entertainment is subject.

6.5 SUFFICIENT FUNDS. Entertainment has and will continue to have sufficient funds to consummate the transactions contemplated hereby, including, without limitation, to pay the consideration set forth in Section 3.1 hereof in accordance with the terms of this Agreement, and has all requisite power and authority to make payment of such funds in the manner described herein and such funds are and will be at the Closing Date free and clear of all Liens.

6.6 CERTAIN PROCEEDINGS. There is no pending, or to the knowledge of Entertainment, threatened Actions at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with the consummation of the transactions contemplated hereby.


                                   ARTICLE 7
                    COVENANTS AND AGREEMENTS OF WORD CANADA

         Word Canada agrees that, from the date hereof until the Word Canada Closing, and thereafter if so specified, it will fulfil the following covenants and agreements unless otherwise consented to by Entertainment in writing:

7.1 CONFIRMATION OF COVENANTS AND AGREEMENTS PURSUANT TO THE COMPREHENSIVE AGREEMENT.

         (a)     Insofar as the covenants and agreement of Sellers contained in
                 Article 7 of the Comprehensive Agreement are applicable to Word Canada they are confirmed, covenanted and agreed by Word Canada as if herein set forth seriatim; and

         (b) The covenants and agreement of Word Canada set out in this Agreement are in addition to and not in substitution for those contained in Article 7 of the Comprehensive Agreement.

7.2 MODIFICATION. Word Canada shall give Entertainment prompt written notice of (i) the existence of any fact or the occurrence of any event which constitutes, or with the giving of notice or the passage of time or both would constitute, a breach of any representation or warranty by Word Canada made herein or pursuant hereto and (ii) the taking of any action by Word Canada that would breach or violate, or constitute a default under, any agreements or covenants of Word Canada made herein or pursuant hereto. The giving of any such notice shall not affect, modify or limit in any way any representation, warranty, agreement or covenant of Word Canada made herein or pursuant hereto or Entertainment's right to rely thereon.

7.3 SUPPLEMENTAL DISCLOSURE. Word Canada agrees that, with respect to its representations and warranties made in this Agreement, it will have a continuing obligation to supplement or amend the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules hereto; provided, however, that neither the supplementing or amending of any Schedules by Word Canada, nor the availability or other actual delivery of information to, or the discovery of any matters by Entertainment in the course of its investigations, shall affect any covenants or be deemed to cure any breach of any representation or warranty made in this Agreement or to have been disclosed as of the date of this Agreement.


                                   ARTICLE 8
                   COVENANTS AND AGREEMENTS OF ENTERTAINMENT

         Entertainment agrees that from the date hereof until the Word Canada Closing, and thereafter if so specified, it will fulfil the following covenants and agreements unless otherwise consented to by Word Canada in writing:

8.1 CONFIRMATION OF COVENANTS AND AGREEMENTS PURSUANT TO THE COMPREHENSIVE AGREEMENT.

         (a)     Insofar as the covenants and agreement of Buyer contained in
                 Article 8 of the Comprehensive Agreement are applicable to Entertainment they are confirmed, covenanted and agreed by Entertainment as if herein set forth seriatim; and

         (b) The covenants and agreement of Entertainment set out in this Agreement are in addition to and not in substitution for those contained in Article 8 of the Comprehensive Agreement.

8.2 CONSENTS AND APPROVALS. From the date hereof and prior to the Word Canada Closing, Entertainment shall take all necessary corporate and other action and use all reasonable efforts to obtain promptly all consents, approvals, permits, licenses, authorizations, exemptions, waivers from third parties and amendments of agreements required of Entertainment (including pursuant to the Investment Canada Act (Canada) and the Competition Act (Canada)) to carry out the transactions contemplated in this Agreement and shall provide to Word Canada such information as Word Canada shall reasonably require to make such filings and prepare such applications as may be required for the consummation by Word Canada of the transactions contemplated by this Agreement.

8.3 EMPLOYEE MATTERS. Entertainment will, on the Closing Date, offer employment to each employee of Word Canada listed on Schedule D hereto and assume any termination liability related thereto.

8.4 AGREEMENTS REGARDING PENSION PLAN. Effective as of the Word Canada Closing Date, Word Canada will assign to Entertainment, and Entertainment will adopt and assume and will thereafter be entitled to and bound by, all of Word Canada's rights, duties, liabilities and obligations under the London Life Insurance Company pension plan for employees of Word Canada listed in Schedule F (the "WORD CANADA PENSION PLAN"). To the extent that (i) any assets of the Word Canada Pension Plan are not vested in the employees, Word Canada agrees to transfer and assign its interest therein to or for the benefit of such employees after Closing, and (ii) if any Liability exists or arises in respect of the Word Canada Pension Plan which has accrued prior to the Word Canada Closing Date, Word Canada will promptly pay or satisfy such Liability. The parties agree to make all required amendments and obtain any required third party consents to effect the transfer of the Word Canada Pension Plan as soon as practicable.


                                   ARTICLE 9
                   CONDITIONS TO ENTERTAINMENT'S OBLIGATIONS

         All obligations of Entertainment hereunder are subject to the fulfilment or the waiver in writing thereof, prior to or at the Word Canada Closing, of each of the following conditions:

9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Word Canada in this Agreement and the Comprehensive Agreement and the statements contained in the Schedules attached hereto as supplemented through the Closing Date shall be true in all material respects when made and at and as of the time of the Word Canada Closing as though such representations and warranties were made at and as of such date.

9.2 PERFORMANCE BY WORD CANADA. Word Canada shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement and the Comprehensive Agreement to be so complied with or performed.

9.3 CERTIFICATES OF WORD CANADA. Word Canada shall have delivered to Entertainment a Certificate of Word Canada, dated the Closing Date, certifying as to the fulfilment of the conditions specified in Sections 9.1 and 9.2 hereof.

9.4 OPINION OF COUNSEL FOR WORD CANADA. Entertainment shall have received a written opinion of Word Canada's counsel, Farris, Vaughan, Wills & Murphy, Box 10026 Pacific Centre S, 700 W. Georgia Street, Vancouver, British Columbia, V7Y 1B3, dated the Closing Date, in form and substance reasonably satisfactory to it, as to certain matters agreed upon by legal counsel of Word Canada and Entertainment. Such opinion may rely upon the opinion of the Vice President and General Counsel of Nelson as to such questions of fact and law as Word Canada's counsel deems appropriate.

9.5 DISTRIBUTION AGREEMENT. The parties will have concluded negotiation of the Distribution Agreement and Nelson shall have executed it for delivery at the Word Canada Closing.

9.6 LITIGATION. On the date of the Word Canada Closing, Word Canada shall not be a party to, nor will there otherwise be pending or threatened in writing any judicial, administrative, or other action, proceeding or investigation seeking to enjoin, prohibit, restrain or otherwise prevent the transactions contemplated hereby.

9.7 COMPREHENSIVE AGREEMENT CLOSING. Consummation of the transactions contemplated by the Comprehensive Agreement shall occur simultaneously with the Word Canada Closing.

                                   ARTICLE 10
                    CONDITIONS TO WORD CANADA'S OBLIGATIONS

         All obligations of Word Canada under this Agreement are subject to the fulfilment or the waiver in writing thereof, prior to or at the Word Canada Closing, of each of the following conditions:

10.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Entertainment in this Agreement shall be true in all material respects when made and at and as of the time of the Word Canada Closing as though such representations and warranties were made at and as of such date.

10.2 PERFORMANCE BY ENTERTAINMENT. Entertainment shall have performed and complied in all material respects with all covenants agreements, obligations and conditions required by this Agreement to be so complied with or performed.

10.3 CERTIFICATES OF ENTERTAINMENT. Entertainment shall have delivered to Word Canada a Certificate of Entertainment, dated the Closing Date, certifying as to the fulfilment of the conditions specified in Sections 10.1 and 10.2 hereof.

10.4 OPINION OF COUNSEL FOR ENTERTAINMENT. Word Canada shall have received a written opinion of Entertainment's counsel, Stikeman, Elliott, dated the Closing Date, in form and substance reasonably satisfactory to them, as to certain matters agreed upon by legal counsel of Word Canada and Entertainment. Such opinion may rely upon the opinion of the Senior Vice President, Legal Counsel and Secretary of Gaylord as to such questions of fact and law as Entertainment's counsel deems appropriate.

10.5 LITIGATION. On the date of the Word Canada Closing, Entertainment shall not be a party to, nor will there otherwise be pending or threatened in writing, any judicial, administrative, or other action, proceeding or investigation seeking to enjoin, prohibit, restrain or otherwise prevent the transactions contemplated hereby.

10.6 COMPREHENSIVE AGREEMENT CLOSING. Consummation of the transactions contemplated by the Comprehensive Agreement shall occur simultaneously with the Word Canada Closing.

                                   ARTICLE 11
                                INDEMNIFICATION

11.1 INDEMNIFICATION. The parties hereby mutually agree that the terms and conditions of Article 11 of the Comprehensive Agreement shall apply to this Agreement and for that purpose Word Canada is deemed to be a Seller and Entertainment is deemed to be a Buyer. The rights and obligations of the parties in respect of matters contained in Article 11 of the Comprehensive Agreement shall be exclusively governed by the Comprehensive Agreement.


                                   ARTICLE 12
                            TERMINATION OF AGREEMENT

12.1 TERMINATION EVENTS. This Agreement may be terminated at any time prior to the Word Canada Closing:

         (a)     By mutual agreement of Word Canada and Entertainment.

         (b) If the Comprehensive Agreement is terminated on the occurrence of any those events listed in Sections 12.1(b) to (e), inclusive, of the Comprehensive Agreement.

         (c) By Entertainment, (i) if Word Canada has violated or breached in any material respect any of the agreements, representations or warranties contained in this Agreement or the Comprehensive Agreement which has not been waived in writing and Word Canada has not cured such violation or breach within thirty business days after Entertainment delivers written notice thereof, or
                 (ii) if any of the conditions set forth in Article 9 hereof have not been satisfied in all material respects by the Word Canada Closing or have not been waived in writing by Entertainment.

         (d) By Word Canada, (i) if Entertainment has violated or breached in any material respect any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing and Entertainment has not cured such violation or breach within thirty business days after Word Canada delivers written notice thereof, or (ii) if any of the conditions set forth in Article 10 hereof have not been satisfied in all material respects by the BC Closing or have not been waived in writing by Word Canada.

         (e) By either Entertainment or Word Canada if the other makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy or seeks or consents to any reorganization or similar relief under any present or future bankruptcy act or similar law,or is adjudicated a bankrupt or insolvent, or if a third party commences any bankruptcy, insolvency, reorganization or similar proceeding involving the other.

12.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 12.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections
14.2 and 14.11 will survive. Nothing in this Section 12.2 shall relieve any party to this Agreement of Liability for breach of this Agreement or for breach of the Confidentiality Agreement.


                                   ARTICLE 13
                COLLECTION OF RECEIVABLES AND INVENTORY RETURNS

13.1 COLLECTION OF WORD CANADA RECEIVABLES. Entertainment hereby agrees to act as Word Canada's agent to collect the Word Canada Receivables. Such collections shall be made in the normal and ordinary course or Entertainment's business. In connection therewith, Entertainment shall be entitled to issue credits to customers and otherwise engage in ordinary and customary collection practices. On or before the tenth day of each of the first four full months following the Word Canada Closing Date, Entertainment shall pay to Word Canada by cheque of immediately available funds an amount equal to one-fourth of the Word Canada Receivables less (i) in the case of the first such payment, the amount of actual returns of products credited to customer's accounts applicable to the Word Canada Receivables between the Word Canada Closing Date and the end of the calendar month immediately preceding such payment and (ii) in the case of the second, third and fourth such payments, the amount of actual returns of products credited to customer's accounts applicable to the Word Canada Receivables during the calendar month immediately preceding such payment until 120 days of returns credits have been issued. For its collection services under this Section 13.1, Word Canada agrees to pay Entertainment a servicing fee equal to 0.5% of funds remitted by Entertainment in respect of Word Canada Receivables. The parties hereto acknowledge that Entertainment shall remit the foregoing amounts notwithstanding actual collections on Word Canada Receivables as a matter of administrative convenience only and, pursuant to adjustments made under the Comprehensive Agreement, Word Canada and its affiliates shall bear the entire risk of non-collectibility.

13.2     INVENTORY RETURNS.

         (a) Entertainment will purchase from Word Canada any inventory of the Word Canada Music Business sold to and then returned by customers of Word Canada, provided such returned inventory is not damaged or obsolete and is capable of being sold in the ordinary course of business at normal profit margins. The price payable by Entertainment to Word Canada for the returned inventory that Entertainment is obligated to purchase hereunder shall be its cost.

         (b) In respect of any returns of inventory other than as set out in Section 13.2(b) above, Entertainment shall not be obligated to purchase same and shall, unless otherwise instructed by Nelson in writing, ship such inventory to Nelson at Nelson's address shown in Section 14.10 hereof or such other address as Nelson shall provide to Entertainment in writing, at Nelson's sole cost.


                                   ARTICLE 14
                                 MISCELLANEOUS

14.1 SURVIVAL OF REPRESENTATIONS. The parties hereto agree that, all representations, warranties, covenants, conditions and agreements contained herein or in any instrument or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and any investigation or audit made by any party hereto and that such representations and warranties shall expire on the third anniversary of the Closing Date.

14.2 EXPENSES. All fees and expenses incurred by Word Canada, without limitation, legal fees and expenses, in connection with this Agreement, will be borne by Word Canada and all fees and expenses incurred by Entertainment, including without limitation legal fees and expenses in connection with this Agreement, will be borne by Entertainment.

14.3     ASSIGNABILITY: PARTIES IN INTEREST.

         (a) This Agreement may not be assigned by Word Canada without the prior written consent of Entertainment. Entertainment may assign any or all of their respective rights hereunder to any of direct or indirect majority-owned subsidiaries of Gaylord provided that Entertainment shall continue to remain obligated for the performance of its obligations hereunder and Gaylord shall remain liable for its obligations under the Comprehensive Agreement. Entertainment shall advise Nelson of any such assignment and shall designate the assignee and transferee of the assets purchased. Any such assignee shall assume all duties, obligations and undertakings of its assignor hereunder, but the assignor shall remain liable thereunder.

         (b) All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors, assigns and legal representatives of the parties hereto.

14.4 ALLOCATION OF WORD CANADA PURCHASE PRICE. The Word Canada Purchase Price shall be allocated among the Word Canada Assets in the manner provided by Schedule H attached hereto. Word Canada and Entertainment shall file their respective tax returns prepared in accordance with such allocation.

14.5 PAYMENT OF TAXES. Entertainment shall be liable for and shall pay all applicable federal and provincial sales taxes, land transfer taxes, goods and services taxes, excise taxes and all other taxes (other than income taxes of Word Canada), duties and other like charges properly payable upon and in connection with the conveyance and transfer of the Word Canada Assets to Entertainment. Word Canada will do and cause to be done such things as are reasonably requested to enable Entertainment to comply with such obligation in an efficient manner.

14.6     GOODS AND SERVICES TAX EXEMPTION.

         (a) Word Canada hereby represents and warrants to Entertainment that:

                 (i) Word Canada is registered for purposes of Part IX of the Excise Tax Act (Canada) (hereinafter, in this section, called the "GST LEGISLATION"); and

                 (ii) the Word Canada Assets comprise all or substantially all of the property used by Word Canada in the Word Canada Music Business.

         (b) Entertainment hereby represents and warrants to Word Canada that Entertainment is registered for purposes of the GST Legislation.

         (c) Word Canada and Entertainment will jointly execute in prescribed form, and Entertainment will file within the required time, an election under s.167(1) of the Excise Tax Act (Canada) that no tax be payable pursuant to the GST

                 Legislation with respect to the purchase and sale of the Word Canada Assets hereunder.

14.7 ENTIRE AGREEMENT: AMENDMENTS. This Agreement and the Comprehensive Agreement, including the Exhibits, Schedules referred to herein or therein or delivered pursuant hereto or thereto, together with the Confidentiality Agreement, contain the entire understanding of the parties with respect to their subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. Except for the Comprehensive Agreement and as otherwise specifically provided herein, this Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument, duly executed by Word Canada and Entertainment or their respective successors, assigns or legal representatives. Any condition to a party's obligations hereunder may be waived but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision or to exercise its rights with respect to any provision hereof, shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same.

14.8 HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

14.9 SEVERABILITY. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.

14.10 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) or if sent by telecopy as follows:

         If to Word Canada:

                 c/o Thomas Nelson, Inc.
                 Nelson Place at Elm Hill Pike
                 P.O. Box 14100
                 Nashville, Tennessee 37214-1000
                 Attn: Joe L. Powers, Executive Vice President and Chief Financial Officer
                 Telecopy Number:  (615) 883-6353
         with a copy to:

                 Thomas Nelson, Inc.
                 Nelson Place at Elm Hill Pike
                 P.O. Box 14100
                 Nashville, Tennessee 37214-1000
                 Attn: Stuart A. Heaton, Esq.
                 Telecopy Number:  (615) 889-5940

         and

                 Bass, Berry & Sims PLC
                 2700 First American Center
                 Nashville, Tennessee 37238
                 Attn: James H. Cheek, III, Esq.
                 Telecopy Number:  (615) 742-6298

         and

                 Farris, Vaughan, Wills & Murphy
                 Barristers and Solicitors
                 Box 10026 Pacific Centre S
                 700 W. Georgia Street
                 Vancouver, British Columbia
                 V7Y 1B3
                 Attn: Elizabeth J. Harrison, Q.C.
                 Telecopy Number:  (604) 661-9431

         If to Entertainment:

                 c/o Gaylord Entertainment Company
                 One Gaylord Drive
                 Nashville, Tennessee 37214
                 Attn:  F. M. Wentworth, Jr., Esq.
                 Telecopy Number:  (615) 316-6530
         with a copy to:

                 Loeb & Loeb LLP
                 45 Music Square West
                 Nashville, Tennessee 37203
                 Attn: Malcolm L. Mimms, Jr., Esq.
                 Telecopy Number: (615) 749-8308

         and

                 Stikeman, Elliott
                 Barristers & Solicitors
                 Suite 1700, Park Place
                 666 Burrard Street
                 Vancouver, British Columbia
                 V6C 2X8
                 Attn: Jonathan S. Drance
                 Telecopy Number: (604) 681-1825

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

14.11 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the Province of British Columbia applicable to agreements made and to be performed wholly within that jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the Province of British Columbia, for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice, or document by registered mail to its respective address set forth in Section 14.11 shall be effective service of process for any litigation brought against it in any court.

14.12 PUBLIC ANNOUNCEMENTS. Neither Word Canada nor Entertainment shall make any public statements, including, without limitation, any press releases, with respect to this Agreement or the Comprehensive Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld) except as may be required by law. If a public statement is required to be made by law, the parties shall consult with each other in advance as to the contents and timing thereof.

14.13 NO THIRD PARTY BENEFICIARIES. This Agreement is intended and agreed to be for the benefit of the parties hereto, Sellers and Gaylord and no other party shall accrue any benefit, claim or right of any kind whatsoever pursuant to, under, by or through this Agreement.

14.14 INTERPRETIVE PROVISIONS. Whenever used in this Agreement, "to Word Canada's knowledge" or "to the knowledge of Word Canada" shall mean the actual knowledge of the corporate officers of Word Canada.

14.15 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, with the same effect as if the signatories executing the several counterparts had executed one counterpart. All such executed counterparts shall together constitute one and the same instrument. Either of the parties hereto may deliver this Agreement by telecopy transmission to the other of them in the manner specified in Section 14.10 hereof.





14.16 BEST EFFORTS TO RESOLVE DISCREPANCIES. The parties agree that, in the event that any event or condition occurs under this Agreement which would give rise to a failure of Word Canada to meet Entertainment's conditions to closing pursuant to Article 8 or, in the event of a Word Canada Closing, a right of indemnification by Entertainment against Sellers pursuant to Article 11 hereto or Article 11 of the Comprehensive Agreement, the parties hereto agree to negotiate in good faith to find a mutually satisfactory basis for proceeding with the transactions contemplated hereby, in order that the Word Canada Closing may occur prior to the occurrence of a termination event in Article 12.1(e).

14.17 REFERENCE DATE. This Agreement is dated for purposes of reference only as November 21, 1996 but was actually executed on January 6, 1997.


IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers, of Buyer and by each of Sellers on the date first above written.

                                  WORD COMMUNICATIONS LTD.


                                  By:/s/ Joe L. Powers
                                     ---------------------------------
                                  Title: Secretary

                                  WORD ENTERTAINMENT (CANADA), INC.


                                  By:/s/ Terry E. London
                                     ----------------------------------
                                  Title: President